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Allen & Caron Inc

Rene Caron (investors) Len Hall (media)

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rene@allencaron.com

len@allencaron.com

EMRISE CORPORATION NAMES TIMOTHY J. BLADES CHIEF

FINANCIAL OFFICER, TREASURER

Experienced International Financial Executive Assumes Roles as Fulltime Employee

DURHAM, NC – February 5, 2013…EMRISE CORPORATION (OTCBB: EMRI), a multi-national manufacturer of defense and aerospace electronic devices and communications equipment, announced today that veteran international financial executive Timothy J. Blades has been named its Chief Financial Officer and Treasurer and joined the Company as a fulltime employee, effective immediately. Blades had previously served as the Company’s interim Director of Finance since March 6, 2012. He remains Principal Accounting Officer and Corporate Secretary, which are positions he has held on an interim basis since March 2012. Blades will continue to report to Chief Executive Officer Carmine T. Oliva.

“Tim’s contributions during his service to the Company on an interim basis have been vitally important as we continued making progress in executing our business strategy,” Oliva said. “We brought Tim on board on a fulltime basis to help us meet our goal of returning greater value to our stockholders. I am very pleased he is now a fulltime member of our executive team, and that we will be able to further draw on his considerable expertise as he becomes more active in executing our plans to achieve our stockholder value creation goals.”

Blades, 55, is based in England, where the Company’s primary business units, operations management and financial teams are located. He is a Chartered Accountant and an experienced international financial executive who has led multidisciplinary teams focused on profit improvement, fundraising, mergers and acquisitions and a range of essential finance and accounting functions throughout his career. He has extensive expertise in international finance, particularly in the U.S., Europe, the UK, and the Far East.

Blades spent the majority of his career with Grant Thornton UK LLP in various UK locations. From 2002 to 2010, he was a regional managing partner leading a 12-partner team directing a 300-member staff responsible for accounting, tax and financial planning. During this period, he built the Grant Thornton Cambridge office from a staff of 30 to more than 100 professionals.

From 1997 to 2002, Blades was Managing Partner of the Northampton Grant Thornton office, overseeing a staff of 100 and creating a culture of high technical standards while driving commercial performance. Blades worked for Grant Thornton for more than 30 years.

Blades graduated from the University of Sheffield in England earning a Bachelor of Arts in Business. He has extensive training in U.S. and UK GAAP, IFRS (International Financial Reporting Standards), due diligence reporting and a range of regulatory matters. Blades will remain a trustee of a large pension plan, and he is active in a number of charitable organizations and a member of the governing body of Northampton University in England.

About EMRISE Corporation

EMRISE designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets. EMRISE electronic devices products perform key functions such as power supply and power conversion, and radio frequency (RF) and microwave signal processing. Its electronic devices and communications equipment products are used in a range of applications including on-board In-Flight Entertainment and Connectivity systems, and network access to public and private communications networks. EMRISE serves its base of customers in Europe, North America and Asia through operations in England, France and the United States. For more information, go to www.emrise.com.

EMRISE common stock trades under the symbol EMRI on OTCQB. Real-Time quotes and Level 2 information for EMRISE stock can be found at www.otcmarkets.com, or on the Company’s website at http://www.emrise.com/investor_relations/stock_quote/index.htm.

Safe Harbor Statement under Private Securities Litigation Reform Act of 1995

With the exception of historical information, matters discussed in this press release, including without limitation EMRISE’s ability to make progress in the execution of its business strategy and create value for its stockholders, are forward-looking statements involving risks and uncertainties. Actual future results of EMRISE could differ from those statements. EMRISE also refers you to those factors contained in the “Risk Factors” Section of EMRISE’s Annual Report on Form 10-K for the year ended December 31, 2011, its Quarterly Reports on Form 10-Q, Current Reports on Form 8-K filed recently, and other EMRISE SEC filings.

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